Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS SECOND QUARTER
AND SIX MONTHS 2010 RESULTS

Revenues Increase by 4.3% in the Second Quarter of 2010

Six Acquisitions Completed in the Second Quarter of 2010 for a
Total Purchase Price of $8.4 Million

AUGUST 5, 2010 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the second quarter and six months ended June 30, 2010.

Revenues for the second quarter of 2010 were $104.2 million, compared to $99.9 million in the same quarter of 2009.  The Company’s net income was $2.1 million in the second quarter of 2010, compared to net income of $8.2 million in the same period of 2009.  Net income per diluted share was $0.09 in the second quarter of 2010 compared to a net income per diluted share of $0.37 in the same period of 2009.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was $28.4 million in the second quarter of 2010 versus $30.1 million in the same period of 2009.  A discussion regarding the presentation of Adjusted EBITDA in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss), is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Revenues for the second quarter of 2010 reflect a more stable, although still challenging, economic environment, improved weather conditions as compared to 2009 and the impacts of increased competitive activity,” commented Chief Executive Officer and President Gilbert M. Cassagne.  “During the quarter, we experienced higher costs in connection with customer startup and transition activities and in response to peak demand in certain markets while operational initiatives were in startup mode.  However, volumes appear to be stabilizing and showing signs of improvement.  We are cautiously optimistic that our strategic initiatives and recent trends will lead to improved results over the balance of the year.”

Revenues in the first six months of 2010 were $140.1 million, compared to $142.1 million in the same period of 2009.  The Company’s net loss was $20.5 million in the first six months of 2010, compared to a net loss of $3.7 million in the same period of 2009.  Net loss per share was $0.91 in the first six months of 2010, compared to a net loss per share of $0.17 in the same period of 2009.  Included in the 2010 results are $2.0 million of costs related to the ongoing antitrust investigations and related litigation, compared to $3.3 million in the same period of 2009.  In March 2010, the Company refinanced substantially all of its debt.  The Company issued $300 million in principal amount of 11.25% Senior Secured Notes due 2015, $139.4 million in principal amount of 13.25% Senior Secured Notes due 2015, entered into a $35 million revolving credit facility with a group of banks and entered into a facility for the issuance of cash collateralized letters of credit.  As a result of these financing transactions, the Company recognized $6.2 million of expenses in the first six months of 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was repaid. Adjusted EBITDA was $16.6 million in the first six months of 2010 versus $25.0 million in 2009.

Effective August 4, 2010, the Company expanded the size of its revolving credit facility from $35 million to $50 million.

In connection with the ongoing acquisition strategy, six acquisitions were completed during the second quarter of 2010, bringing the year-to-date total to eight.  The six acquisitions had an aggregate purchase price of approximately $8.4 million, bringing the year-to-date total to $9.2 million.  Annual revenues and Adjusted EBITDA associated with these eight acquisitions are approximately $7.1 million and $2.4 million, respectively.  The Company is continuing to evaluate acquisition opportunities as part of its ongoing acquisition strategy.

CONFERENCE CALL

The Company has scheduled a conference call for today, August 5, 2010 at 10:00 a.m. Eastern time.  To participate, dial 877-317-6789 ten minutes prior to the start time, referencing confirmation code 442795.  A telephonic replay will be available through August 12, 2010 and may be accessed by calling 877-344-7529 and using the confirmation code above.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Revenues	$104,163	$99,899	$140,057	$142,145
Cost of sales (excluding depreciation)	62,109	57,223	97,017	92,703
Depreciation expense related to cost of sales	5,647	5,166	10,961	10,294
Gross profit	36,407	37,510	32,079	39,148
Operating expenses	14,373	13,223	27,492	25,400
Depreciation and amortization expense	2,173	1,730	4,049	3,439
Loss on dispositions of assets	1,170	461	1,397	457
Impairment of assets	236	—	236	—
Acquisition expenses	208	—	210	—
Gain on diesel hedge	—	(1,081)	—	(725)
Cost of antitrust investigations and related litigation	1,130	458	2,043	3,340
Income (loss) from operations	17,117	22,719	(3,348)	7,237
Interest expense	(14,320)	(7,257)	(21,579)	(14,478)
Interest income	8	36	12	106
Debt refinance costs	(60)	—	(6,168)	—
Income (loss) before income taxes	2,745	15,498	(31,083)	(7,135)
Income tax (expense) benefit	(613)	(7,260)	10,618	3,406
Net income (loss)	$2,132	$8,238	$(20,465)	$(3,729)

Basic net income (loss) per share:
Net income (loss)	$0.09	$0.37	$(0.91)	$(0.17)
Weighted average common shares outstanding	22,870	22,253	22,432	22,066

Diluted net income (loss) per share:
Net income (loss)	$0.09	$0.37	$(0.91)	$(0.17)
Weighted average common shares outstanding	23,165	22,253	22,432	22,066

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)

Packaged ice revenues	$102,876	$97,971	$137,154	$138,258
Other ice revenues	1,287	1,928	2,903	3,887
Total revenues	$104,163	$99,899	$140,057	$142,145

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	June 30,	December 31,
	2010	2009
	(in thousands)

Cash and cash equivalents	$36,674	$44,649
Restricted cash	10,592	—
All other current assets	66,451	42,930
Total assets	507,055	455,665

Accounts payable and accrued expenses	$50,476	$27,156
Total current and non-current debt (including revolving credit facility)	450,634	390,602
Total stockholders’ equity (deficit)	(10,621)	8,796
Total liabilities and stockholders’ equity (deficit)	507,055	455,665

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s new credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s new credit facility.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands, unaudited)

Net income (loss)	$2,132	$8,238	$(20,465)	$(3,729)
Depreciation expense related to costs of sales	5,647	5,166	10,961	10,294
Depreciation and amortization expense	2,173	1,730	4,049	3,439
Interest expense	14,320	7,257	21,579	14,478
Interest income	(8)	(36)	(12)	(106)
Income tax expense (benefit)	613	7,260	(10,618)	(3,406)
EBITDA	24,877	29,615	5,494	20,970
Other non-cash and excluded charges:
Stock-based compensation expense	704	558	1,031	955
Loss on dispositions of assets	1,170	461	1,397	457
Impairment of assets	236	—	236	—
Acquisition expenses	208	—	210	—
Gain on diesel hedge	—	(1,024)	—	(770)
Debt refinance costs	60	—	6,168	—
Reddy Holdings items:
Cost of antitrust investigations and related litigation, net of insurance recoveries (a)	1,130	458	2,043	3,340
Adjusted EBITDA	$28,385	$30,068	$16,579	$24,952

(a)          The cost of the antitrust investigations and related litigation are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of the merger agreement and proceeds of insurance recoveries by Reddy Holdings.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands, unaudited)

Adjusted EBITDA	$28,385	$30,068	$16,579	$24,952
Acquisition adjustments (a)	699	1,182	701	1,132
Pro forma adjusted EBITDA	$29,084	$31,250	$17,280	$26,084

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before June 30, 2010.